                                                                      EXHIBIT 12

                     THE HERTZ CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS OF DOLLARS EXCEPT RATIOS)

                                                         Unaudited
                                                         ---------

                                                               Years Ended December 31,
                                        --------------------------------------------------------------------
                                          1995           1994           1993           1992           1991
                                        --------       --------       --------       --------       --------
Income before income taxes              $172,344       $162,831       $102,450       $ 31,769       $  4,212


Interest expense                         323,871        284,438        256,718        310,481        314,264


Portion of rent estimated to
    represent the interest factor         75,874         88,219         76,298         86,079         76,200
                                        --------       --------       --------       --------       --------


Earnings before income taxes
    and fixed charges                   $572,089       $535,488       $435,466       $428,329       $394,676
                                        ========       ========       ========       ========       ========


Interest expense (including
    capitalized interest)               $325,021       $284,855       $256,866       $310,538       $314,397


Portion of rent estimated to
    represent the interest factor         75,874         88,219         76,298         86,079         76,200
                                        --------       --------       --------       --------       --------


Fixed charges                           $400,895       $373,074       $333,164       $396,617       $390,597
                                        ========       ========       ========       ========       ========


Ratio of earnings to fixed
    charges                                  1.4            1.4            1.3            1.1            1.0
                                        ========       ========       ========       ========       ========